SHAREHOLDER MEETING (Unaudited)

On May 5, 1997, an annual shareholder meeting was held at which the three Trustees identified below were elected, the selection of KPMG Peat Marwick LLP as the independent certified public accountants and auditors of the Fund for the fiscal year beginning November 1, 1996 was ratified (Proposal No. 1) and the Investment Advisory Agreement between the Fund and OppenheimerFunds, Inc. was approved (Proposal No. 2) as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:

                                                                Withheld/             Broker
Nominee/Proposal                 For            Against           Abstain             Non-Votes              Total
----------------                ------          -------         ---------             ---------              -----
Trustees
Leon Levy                    5,257,990                            17,829              1,069,981           5,275,819
Bridget A. Macaskill         5,261,308                            14,511              1,069,981           5,275,819
Clayton K. Yeutter           5,256,990                            18,829              1,069,981           5,275,819
Proposal No. 1               5,236,797          14,613            24,409              1,069,981           5,275,819
Proposal No. 2               5,211,615          31,043            33,161              1,069,981           5,275,819